FPIC INSURANCE GROUP, INC.
                      COMPLETES PAYOFF AND EARLY RETIREMENT
                       OF COMMERCIAL BANK CREDIT FACILITY

JACKSONVILLE, Fla. - (Business Wire) - November 12, 2003 - FPIC Insurance Group, Inc. (the "Company" or "FPIC") (Nasdaq: FPIC) reported today the full repayment and early retirement of its commercial bank credit facility. The Company funded the payoff and early retirement with proceeds from three private placements of trust preferred securities and senior notes completed earlier this year aggregating $45 million, together with approximately $5.5 million of internally generated funds at the holding company. FPIC and its subsidiaries are no longer subject to the credit facility's covenants and restrictions.

"One of the primary goals of this management team has been to enhance our capital structure," stated John R. Byers, President and Chief Executive Officer. "In 2000, our outstanding debt stood at $67 million. Lowering our debt, generally, and replacing our commercial bank credit facility with longer-term institutional debt have been important goals in our business model. We knew that retirement of our commercial bank credit facility and its replacement with longer-term institutional debt would enhance our liquidity by significantly reducing our current debt service requirements, enhance our operational and financial flexibility and create a stronger balance sheet, all at an attractive cost of capital.

"We are pleased to have met our goals. Today, the debt component of our capitalization consists solely of $45 million of long-term institutional debt, while our shareholders' equity and statutory surplus have continued to grow. We believe our capital structure now includes the appropriate amount of long-term institutional debt and is a much better fit for our organization."

Byers concluded, "We will continue to explore and aggressively pursue additional capital opportunities that make sense for us and our shareholders. Enhancing the Company's capital structure creates a positive momentum that allows us to move forward as a stronger growth-oriented organization, while creating long-term value for our shareholders."

For more information regarding FPIC's private placements, see FPIC's press releases dated October 29, 2003, May 29, 2003 and May 16, 2003 and FPIC's Securities and Exchange Commission ("SEC") Form 8-Ks filed with the SEC on November 3, 2003, May 29, 2003 and May 16, 2003. Additional information is also available in FPIC's Form 10-Q for the second quarter ended June 30, 2003 filed with the SEC on August 13, 2003. Information regarding FPIC's payoff and early retirement of its commercial bank credit facility will be provided in FPIC's Form 8-K, filed with the SEC on November 12, 2003, and its Form 10-Q for the third quarter ended September 30, 2003, which will be filed with the SEC on November 12, 2003.

                                Corporate Profile
                                -----------------
FPIC Insurance Group, Inc., through its subsidiary companies, is a leading provider of professional liability insurance for physicians, dentists and other healthcare providers. FPIC also provides management and administration services to Physicians' Reciprocal Insurers, a New York medical professional liability insurance reciprocal, and third party administration services both within and outside the healthcare industry.

                                     Contact
                                     -------
                                Roberta Goes Cown
                   Senior Vice President and Corporate Counsel
                         (904) 354-2482, Extension 3287
             For all your investor needs, FPIC is on the Internet at
                               http://www.fpic.com
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